EXHIBIT D

JPMorgan Chase Bank, N.A., as Depositary

383 Madison Avenue, Floor 11

New York, NY 10179

Re:	Registration Statement on Form F-6 – American Depositary Shares evidenced by American Depositary Receipts for deposited Class A ordinary shares of TDCX Inc.

Referring to the Registration Statement on Form F-6 (the “Registration Statement”) relating to the above-entitled American Depositary Shares (“ADSs”) evidenced by American Depositary Receipts (“ADRs”), each ADS representing one Class A ordinary share of TDCX Inc. (the “Company”), a corporation organized under the laws of the Cayman Islands. Capitalized terms used herein that are not herein defined shall have the meanings assigned to them in the Deposit Agreement (the “Deposit Agreement”) appearing, or incorporated by reference, in exhibit (a) to the Registration Statement.

In rendering the opinions set forth herein, we have assumed (i) the Deposit Agreement, on signing, will be duly authorized, executed and delivered by the Company and constitute a valid and legally binding obligation of the Company enforceable against it in accordance with its terms, (ii) that at the time any ADSs are issued, (a) the Registration Statement will have been declared effective by the United States Securities and Exchange Commission and remain effective, (b) the relevant Deposited Securities will have been duly authorized, legally and validly issued, will be fully paid and non-assessable, will have been duly deposited with a Custodian under and in accordance with all applicable laws and regulations, and will constitute “Shares” within the meaning of such term under the Deposit Agreement, and (c) the Deposit Agreement will not have been amended from the version appearing, or incorporated by reference, in the Registration Statement and the ADRs will conform to the form thereof attached to such version of the Deposit Agreement; (iii) that the choice of New York law contained in the Deposit Agreement is legal and valid under the laws of the Cayman Islands, (iv) that insofar as any obligation under the Deposit Agreement is to be performed in, or by a party organized under the laws of, any jurisdiction outside of the United States of America, its performance will not be illegal or ineffective in any jurisdiction by virtue of the law of that jurisdiction, and (v) that the Registration Statement was executed by all parties thereto in the manner required by the instructions to Form F-6.

Based upon and subject to the foregoing, we are of the opinion that the ADSs covered by the Registration Statement, when evidenced by ADRs that are duly executed and delivered by the Depositary and issued in accordance with the terms of the Deposit Agreement, will be validly issued and will entitle the registered holders thereof to the rights specified in the Deposit Agreement and those ADRs.

The foregoing opinion is limited to the laws of the State of New York, and we express no opinion as to the laws of any other jurisdiction or the effect of any such laws on the foregoing opinion.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

We hereby consent to the use of this opinion as Exhibit d of the above-mentioned Registration Statement. In giving such consent, we do not admit thereby that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

Paul Hastings LLP